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                                                                    EXHIBIT 23.1




                          CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Molecular Dynamics, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-57966, 33-80042, 33-95430, 333-09561, 333-21967, and 333-35145) on Form S-8
of Molecular Dynamics, Inc. of our reports dated January 28, 1998 relating to the consolidated balance sheets of Molecular Dynamics, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related consolidated financial statement schedule, which reports appear in the December 31, 1997 annual report on Form 10-K of Molecular Dynamics, Inc.


                                             KMPG Peat Marwick LLP

Mountain View, California
March 25, 1998